NOTIFICATION OF DISPOSITION OF COLLATERAL

TO:	Quintessence Photonics Corporation 15632 Roxford Street, Sylmar, California 91342 Attention: Jeffrey Unger, President
	QPC Lasers, Inc. 15632 Roxford Street, Sylmar, California 91342 Attention: Jeffrey Unger, President
FROM:	Laser Operations, LLC, c/o Jeffrey Pomerance, Esq., SulmeyerKupetz, a Professional Corporation, 333 S. Hope Street, Los Angeles, CA 90071 (fax: 213-629-4520; email: jpomerance@sulmeyerlaw.com)
NAME OF DEBTOR:	Quintessence Photonics Corporation, a Delaware corporation, and wholly-owned subsidiary of QPC Lasers, Inc., a Nevada corporation
NAME OF SECURED PARTY:	Laser Operations, LLC, a Delaware limited liability company, as successor-in-interest to Finisar Corporation

COLLATERAL: All of Debtor's accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment (including all fixtures), general intangibles (including copyrights, trademarks, patents and any and all other intellectual property rights, whether owned or licensed), instruments, inventory, investment property, letter-of-credit rights, money, and all products, proceeds, and supporting obligations of any and all of the foregoing, as each term is defined in the California Commercial Code, as such may be amended from time to time (the "UCC").

DISPOSITION: Secured Party will sell the Collateral pursuant to the applicable provisions of Article 9 of the UCC to the highest qualified bidder in public as follows:

Day, Date and Time:	**Monday, June 1, 2009 at 10 a.m., Pacific Time**
Place:	**SulmeyerKupetz, a Professional Corporation 333 S. Hope Street, Los Angeles, CA 90071**

Secured Party may impose such terms and conditions of the sale, and delay or cancel the sale, in its sole and reasonable discretion. Debtor is entitled to an accounting of the unpaid indebtedness secured by the Collateral and may request same by calling Jeffrey M. Pomerance, Esq. at (213) 617-5244. All payments actually received by Secured Party on account of its disposition of the Collateral, after payment of Secured Party's expenses, including, without limitation, attorneys' fees and expenses incurred or paid by Secured Party in repossessing, assembling and preparing for sale or otherwise disposing of the Collateral, and all other expenses in protecting or enforcing Secured Party's rights, or to which Secured Party may be entitled to reimbursement, shall be added to the other obligations and amounts due Secured Party from Debtor. Secured Party reserves the right to bid for and purchase the Collateral, and to credit the purchase price against the expenses of sale and the obligations. Secured Party reserves all of its rights to assert and enforce any and all claims or debts against any person or entity. Nothing herein shall be deemed to limit, restrict, or constitute a waiver of any of Secured Party's rights and remedies under contract, at law or in equity, all of which are expressly reserved.